Exhibit 99.1

Media Contact:	Investor Contact:
Leslie Moore	Giuseppe Incitti
TIBCO Software Inc.	TIBCO Software Inc.
(650) 846-5025	(650) 846-5637
lmoore@tibco.com	gincitti@tibco.com

TIBCO SOFTWARE NAMES MATT LANGDON AS CHIEF FINANCIAL OFFICER

PALO ALTO, Calif., July 8, 2013—TIBCO Software Inc. (NASDAQ: TIBX) today announced that Matt Langdon, TIBCO’s senior vice president, strategic operations, has been appointed to the position of chief financial officer. Mr. Langdon joined TIBCO in 2003 and most recently was responsible for corporate development, investor relations, marketing, and the TIBCO Loyalty Lab business. As CFO, Mr. Langdon will oversee financial operations, strategy, and reporting worldwide. The position of CFO will continue to report to Murray Rode, TIBCO’s chief operating officer.

“Matt has been instrumental in growing our business through his various leadership roles,” said Vivek Ranadivé, TIBCO’s chairman and chief executive officer. “He brings the right mix of strategic insight, operating experience, and financial acumen to the CFO position, as we develop our business to pursue one of the most attractive opportunities in software. I look forward to continuing to work closely with Matt in his new role.”

“I am excited about this new role and look forward to working with the rest of the management team to lead our financial strategy, maintain strong operating discipline, and drive shareholder value,” said Langdon. With Mr. Langdon’s new responsibilities, TIBCO will be conducting a formal search for a new chief marketing officer.

Before joining TIBCO, Mr. Langdon worked in product management at Siebel Systems, investment management at an affiliate of Bass Brothers Enterprises, and investment banking at Donaldson, Lufkin & Jenrette. He has a bachelor’s degree in business administration from the University of Michigan and a master’s degree in business administration from Northwestern University.

About TIBCO

TIBCO Software Inc. (NASDAQ: TIBX) is a provider of infrastructure software for companies to use on-premise or as part of cloud computing environments. Whether it’s optimizing claims, processing trades, cross-selling products based on real-time customer behavior, or averting a crisis before it happens, TIBCO provides companies the two-second advantage®—the ability to capture the right information at the right time and act on it preemptively for a competitive advantage. More than 4,000 customers worldwide rely on TIBCO to manage information, decisions, processes and applications in real time. Learn more at www.tibco.com.

###

TIBCO, two-second advantage and TIBCO Software are trademarks or registered trademarks of TIBCO Software Inc. in the United States and/or other countries. All other product and company names and marks mentioned in this document are the property of their respective owners and are mentioned for identification purposes only.